                                                                  Exhibit 99.03


RESCARE AND PEOPLESERVE ANNOUNCE MERGER AGREEMENT


         LOUISVILLE, Ky. and DUBLIN, Ohio, April 5 /PRNewswire/ -- ResCare, Inc.(Nasdaq: RSCR) and PeopleServe, Inc. today jointly announced a definitive agreement in which PeopleServe and its subsidiaries, EduCare of America and VOCA of America, will merge with ResCare. PeopleServe, headquartered in Dublin, Ohio, is one of the largest privately held providers of services to persons with developmental disabilities, with operations in 12 states and Washington, D.C., and 1998 revenues of approximately $184 million. The transaction, which is expected to be accounted for as a pooling-of-interests, is valued at approximately $170 million, including common shares of ResCare and assumption of indebtedness, based on the closing stock price on Thursday, April 1, 1999.

         PeopleServe was founded in 1979 and serves approximately 4,300 individuals in community-based settings, including group homes and supported living. Other services include supported employment and day habilitation programs. The combined company, with estimated revenues in excess of $800 million, will serve approximately 26,000 individuals with special needs in 32 states, Washington, D.C. and Puerto Rico and employ approximately 25,300 people.

         Under the terms of the agreement, ResCare will exchange between approximately 4.7 million and 5.8 million shares of its common stock for all of the ownership interests of PeopleServe, Inc. under a formula based upon the market price of the ResCare stock prior to closing. ResCare currently has approximately 26.0 million diluted shares outstanding. The merger is subject to approval of the shareholders of both companies, expiration of the waiting period under the Hart-Scott-Rodino Act, as well as regulatory and other customary approvals. The Boards of Directors of both companies have approved the transaction and it is expected to be completed by the third quarter of 1999. Vincent D. Pettinelli, chairman and one of the founders of PeopleServe, will join the Board of Directors of ResCare, bringing the number of Board members to eight.

         Ron Geary, chairman, president and chief executive officer of ResCare, said, "There are growing pressures to expand the availability of services for persons with developmental disabilities, evidenced by long waiting lists in most states and the aging baby boomer generation of caregivers. The merger will bring together the talents and resources necessary to team with state agencies and others in the national effort to creatively address this increasing need. PeopleServe has a corporate philosophy and culture that will fit well with ResCare and we look forward to joining our forces in a common mission.

         "The merger will solidify our position as the leading provider of these services and will position ResCare to achieve our goal of annualized revenues in excess of $1 billion during the calendar year 2000. The majority of PeopleServe's operations are in states in which ResCare has current operations and we expect to realize annualized savings of approximately $9 million within one year. Excluding one-time merger related expenses of $17 million to$20 million, we expect the transaction to be accretive to ResCare's 1999 earnings per share. The merger also will add depth to our operational organization."

         Vince Pettinelli, chairman of PeopleServe, said, "The transaction will bring together two of the nation's leaders in providing services to persons with mental retardation and other developmental disabilities and will create a company especially well-positioned to extend new, flexible and innovative services to these and other special needs populations. The merger assures that the people we serve will continue to receive the highest quality care delivered through caring, dedicated staff operating with an efficient, cost-effective delivery system. This is more than a blending of two organizations. It is a continued commitment to service excellence with a foundation of shared values in providing supports to special population groups who deserve the best care anyone has to offer."

         J.C. Bradford & Co. served as financial advisor to ResCare and BearStearns & Co. served as financial advisor to PeopleServe in this transaction.

         ResCare serves approximately 12,500 consumers in 25 states in its Division for Persons with Disabilities and 9,200 at-risk and special needs youth in17 states and Puerto Rico in its Division for Youth Services. ResCare, now in its 25th year, employs approximately 18,900 people in 30 states and Puerto Rico. More information about ResCare is available on the Company's web site at http://www.rescare.com.

         The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs. In the Company's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company's results to differ materially from those contained in such forward-looking statements. Reference is hereby made to such disclosures.